CLIENT:	Wilshire Bancorp, Inc.
CONTACT:	Elaine Jeon, SVP & Interim CFO 213.387.3200 www.wilshirebank.com	NEWS RELEASE

Wilshire Bancorp Board Names Lawrence Jeon to Board of Directors

LOS ANGELES, CA - December 13, 2007 - Wilshire Bancorp, Inc. (NASDAQ: WIBC), the holding company for Wilshire State Bank, today announced that Lawrence Jeon, C.P.A., has been appointed to the Board of Directors of Wilshire Bancorp and Wilshire State Bank, effective December 12, 2007.

“We are excited that Lawrence has committed to serve on our Board,” stated Steven Koh, Chairman of the Board. “He has also been appointed as a member of the Company’s Audit Committee. With Lawrence’s vast accounting knowledge as a CPA, extensive business experience and deep ties to the community, his service will undoubtedly strengthen our Board.”

Lawrence Jeon is a Certified Public Accountant and Partner/Owner of Lawrence Jeon & Company, a consulting firm that specializes in tax savings plans, audit services and financial planning. Jeon holds a Bachelor of Arts degree in Economics and Business from U.C.L.A. and a Masters of Science degree in Taxation from Golden Gate University.

Headquartered in Los Angeles, Wilshire State Bank operates 19 branch offices in California, Texas, New Jersey and New York, and eight loan production offices in San Jose, Seattle, Las Vegas, Houston, Atlanta, Denver, Annandale (in Virginia), and Fort Lee (in New Jersey) and is an SBA preferred lender nationwide. Wilshire State Bank is a community bank with a focus on commercial real estate lending and general commercial banking, with its primary market encompassing the multi-ethnic populations of the Los Angeles Metropolitan area. Wilshire Bancorp’s strategic goals include increasing shareholder and franchise value by continuing to grow its multi-ethnic banking business and expanding its geographic reach to other similar markets with strong levels of small business activity.

www.wilshirebank.com

Statements concerning future performance, events, or any other guidance on future periods constitute forward-looking statements that are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Specific factors include, but are not limited to, loan production and sales, credit quality, the ability to expand net interest margin, the ability to continue to attract low-cost deposits, success of consolidation of operations and expansion efforts, competition in the marketplace and general economic conditions. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes included in Wilshire Bancorp’s most recent reports on Form 10-K and Form 10-Q, as filed with the Securities and Exchange Commission, as they may be amended from time to time. Results of operations for the most recent quarter are not necessarily indicative of operating results for any future periods. Any projections in this release are based on limited information currently available to management and are subject to change. Since management will only provide guidance at certain points during the year, Wilshire Bancorp will not necessarily update the information. Such information speaks only as of the date of this release. Additional information on these and other factors that could affect financial results are included in filings by Wilshire Bancorp with the Securities and Exchange Commission.

NOTE: Transmitted on Prime Newswire at 1:00 p.m. PST on December 13, 2007.